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                                                                     Exhibit 4.4
                                PROMISSORY NOTE


$400,000.00                                                   New York, New York
                                                               December 31, 1998

          News Communications, Inc., a Nevada corporation having offices at 174-15 Horace Harding Expressway, Fresh Meadows, New York 11365 (the "Maker"), for
value received, hereby promises to pay to the order of          (the "Lender"),
on February 28, 1999, the principal amount of Four Hundred Thousand and 00/100 Dollars ($400,000), with interest thereon at a rate per annum equal to the Prime Rate in effect from time to time as announced in The Wall Street Journal, plus one percent (1%).

          The Maker may prepay the indebtedness evidenced by this Note, in whole or in part, at any time and from time to time, without premium or penalty. All payments made shall be applied first to interest and then to principal.

          If any of the following events shall occur and be continuing, then the holder of this Note may by notice in writing to the Maker declare it to be, and thereupon such Note shall forthwith become, immediately due and payable:

          1. The Maker shall fail to pay the principal or any installment of interest within 15 days after notice from the Lender that the same has not been paid when due;

          2.  The Maker dissolves or is liquidated;

          3. The Maker shall admit in writing its inability to pay its debts as they become due, file a petition in bankruptcy or make a petition to take advantage of any insolvency act; make an assignment for the benefit of creditors, commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States or any state; or

          4. The Maker shall be adjudged a bankrupt, or a court shall enter an order, judgment or decree, appointing a receiver, trustee, liquidator or conservator of the Maker or of the whole or any substantial part of its properties, or approve a petition filed against the Maker seeking reorganization or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States or any state, or if, under the provisions of any other law for the relief or aid of the Maker, a court shall assume custody or control of the Maker or of the whole or any substantial part of its properties, or if there is commenced
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against the Maker, or if the Maker by any act indicates its consent to, approval of or acquiescence in any such proceeding or petition.

          It is the intention of the Maker and the Lender to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Maker and the Lender, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, the amount paid or agreed to be paid in the aggregate to the Lender as interest hereunder shall exceed the maximum permissible under applicable usury or such other laws (the "Maximum Amount"). In the event for any reason whatsoever, any payment by or act of Maker pursuant to the terms hereof or pursuant to any requirements of any provision hereof shall result in payment of interest which would exceed the Maximum Amount, then ipso facto the obligation of Maker to pay interest or perform such act or requirement shall be reduced to the Maximum Amount permissible under such laws, so that in no event shall Maker be obligated to pay any interest, perform any act, or be bound by any requirement which would result in payment of interest in excess of a sum which is lawfully collectible; all sums in excess of those lawfully collectible as interest shall, without further agreement or notice between or by any party hereto, be deemed applied to reduce the principal amount immediately upon receipt of such moneys by holder, with the same force and effect as though Maker had specifically designated such sums to be applied to principal prepayment.
The provisions of this paragraph shall supersede any inconsistent provision of this Note.

          The Maker hereby expressly waives presentment, demand, or protest or notice in connection with this Note now or hereafter required by applicable law. No course of dealing between the Maker and the Lender or the holder of this Note or any delay on the part of the Lender or such holder in exercising any rights hereunder or with respect hereto shall operate as a waiver of any such rights. The Maker agrees to pay to the Lender or such holder all expenses paid or incurred, including without limitation reasonable attorneys' fees and court costs, in connection with any default by the Maker hereunder or any enforcement by the Lender or such holder of its rights hereunder.

          This Note shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed within such State. Any dispute or controversy arising out of or in connection herewith may be determined by proceedings in the federal or state courts situated in New York County, New York. The Maker and Lender hereby submit to the jurisdiction and venue of such courts for the purposes hereof.

          Notice shall be deemed to have been duly given if sent to the Maker at the address given in the initial paragraph of this Note. The Maker shall notify the Lender in writing of any change of the Maker's address.

          This Note is non-negotiable by the Lender and any sale, transfer, pledge or assignment of this Note shall be void ab initio.
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          In witness whereof, intending to be legally bound, the Maker has signed this Note the day and year above written by its duly authorized officer or representative.



                              NEWS COMMUNICATIONS, INC.

                              By
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                              Title
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